EXHIBIT 10.1

July 14, 2006

Mr. Frank S. Sklarsky

13517 Cuming Street

Omaha, NE 68154

Re:	Employment and Separation Agreement

Dear Frank:

This Employment and Separation Agreement letter (“Letter Agreement”) describes the components of your employment and separation package. If you agree to the terms of this Letter Agreement, you will receive benefits described below.

Your last day of employment (“Termination Date”) with ConAgra Foods, Inc. (“ConAgra”) will be determined as we work through a transition period, but in no event earlier than August 16, 2006. You agree to execute the normal duties and responsibilities of your office during such period consistent with historical practice. This Letter Agreement will become effective once you have signed it and you have not exercised your right to revoke within the Revocation Period described below.

1.	Remaining Employment:
a.

You will remain an employee of ConAgra through the Termination Date at your current bi-weekly rate of $19,230.77, less appropriate deductions, payable according to the normal payroll practices of ConAgra.

b.

Elected medical, dental, vision, ConAgra Retirement Income Savings Plan, ConAgra Nonqualified Retirement Income Savings Plan, ConAgra Nonqualified Pension Plan, ConAgra Pension Plan for Salaried Employees, and other benefits will continue through the Termination Date, subject to plan provisions, including any changes to the plans that may occur during this period.

2.	Severance:
a.

Following your Termination Date, you will receive Severance Pay at your current bi-weekly rate of $19,230.77, less deductions required by law to be withheld, for a period of one hundred four (104) weeks (“Severance Period”), unless you violate any of the terms and conditions of this Letter Agreement. If there is a reasonable possibility the breach can be cured, you will be given thirty (30) days advance notice and an opportunity to cure any breach prior to cessation of payments. The severance payments will be made to you in accordance with the normal payroll practices of ConAgra. In addition to the Severance Period, ConAgra also agrees to pay you the gross amount of $1,250,000 less deductions required by law, upon the expiration of six (6) months following your Termination Date, in consideration of any loss of benefits associated with your initial Employment Agreement, which outlined compensation for benefits forgone at your prior employment and in consideration for the obligations set forth in paragraph 5 hereof. ConAgra further agrees not to seek the return of any monies or benefits actually received pursuant to your initial Employment Agreement with ConAgra.

b.

You may continue medical, dental and vision benefits at your current level of coverage for you and your dependents at active employee premium rates for your Severance Period or your reemployment (if such reemployment provides medical and dental benefits), whichever occurs first. This period will be included within your total COBRA continuation eligibility.

c.

Your qualified and nonqualified 401(k) and pension eligibility will end on your Termination Date. Vesting is according to the plans’ schedules. Your Nonqualified CRISP balances will be paid to you in the normal course provided by the plan; provided, however, the payment shall not be paid prior to six (6) months following termination, as required by the Code §409A.

3.	M.I.P.:

You will be eligible for any FY06 MIP incentive payment and also the incentive for time worked in FY07 on a prorated basis at a level no less than the formula calculation used for funding. The FY07 incentive will be calculated in accordance with the FY07 plan at the end of the fiscal year.

4.	Outplacement:

You will be eligible for outplacement services as selected and provided by ConAgra. You will be contacted directly by the provider after the Effective Date of this Letter Agreement, as defined in Section 8.

5.	Your Obligations:

You agree to make yourself reasonably available to ConAgra, and will:

a.	Personally provide reasonable assistance and cooperation in providing or obtaining information for ConAgra, and its representatives, concerning any ConAgra matter of which you are knowledgeable.
b.	Personally provide to ConAgra, or its representatives, reasonable assistance and cooperation relating to any pending or future lawsuits or claims, about which you are knowledgeable.
c.

Promptly notify me, in writing, if you receive any request from any governmental agency for information concerning ConAgra or any request from anyone other than ConAgra for information regarding any potential claims or proposed litigation against ConAgra or any of its affiliates.

d.

Refrain from making disparaging comments, with the purpose or effect of which is to harm the reputation, good will, or commercial interests of ConAgra, its management or leadership, or any of its affiliates. ConAgra also agrees to refrain from engaging in any conduct or making comments, or statements, the purpose and effect of which is to harm the reputation, good will, or interests of you.

e.

Refrain from providing any information related to any claim or potential litigation against ConAgra, or its affiliates to any non-ConAgra representatives, without either ConAgra’s written permission or being required to provide information pursuant to legal process.

f.

If required by law to provide sworn testimony on ConAgra or affiliate-related matters, you will consult with and have ConAgra’s designated legal counsel present for such testimony. ConAgra will be responsible for the costs of such designated counsel and you will bear no cost for same. You will confine your testimony to items about which you have actual knowledge, rather than speculation.

g.	You will be promptly reimbursed after an expense statement is received for reasonable travel, food, lodging and similar out-of-pocket expenses required to fulfill the cooperation provisions above.
h.

Until September 1, 2008, you agree you will not accept employment with any person, firm, corporation or business, including self-employment, sole proprietorship or consulting work which is a direct competitor of ConAgra or its affiliates, unless you receive prior written approval from ConAgra. To receive prior written approval from ConAgra, or to receive written recognition that your potential employment would not violate this Subparagraph 5.h, you should submit a written request to Owen C. Johnson, Executive Vice President and Chief Administrative Officer, or his designee or successor, providing the name of the potential employer, a general description of the business conducted by the employer, a general description of your potential duties at the employer, and any other information you believe appropriate. Such approval or recognition will not be unreasonably withheld by ConAgra. ConAgra will provide you a response as soon as reasonably practicable after receipt of the information. If you violate any of the terms or conditions of this paragraph, you may be subject to penalties and lawsuits for injunctive relief and money damages.

i.

Until September 1, 2008, you agree not to solicit, encourage, directly or indirectly, any other employee of ConAgra, or its affiliates with whom you worked (“Protected Employee”), to quit or supplement their employment with ConAgra, unless prior written approval is provided by ConAgra. In addition, until September 1, 2008, you will not have any Protected Employee (A) report to you (in a supervisory capacity), whether directly or indirectly, or through a chain of supervision, or (B) provide consulting services to you or your employer, other than in the course of your employment with ConAgra, unless prior written approval is provided by ConAgra. This includes engaging in any single or sole proprietorship, partnership, consulting or employment arrangement with you and/or your employer while they are actively employed by ConAgra or its affiliates. Prior written approval of this Section 5.i. will not be unreasonably withheld by ConAgra.

6.	Confidentiality Agreement:

As an employee of ConAgra, you agree that ConAgra has developed and continues to develop and use commercially valuable confidential and/or proprietary technical and non-technical information which is vital to the success of ConAgra’s business, and furthermore, that ConAgra utilizes confidential information, trade secrets and proprietary customer information in promoting and selling its products and services. For purposes of this Letter Agreement, you acknowledge that “Confidential Information” includes ConAgra’s marketing plans, market positions, strategic plans, non-public financial information, financing matters, budget, long-range plans, customer information, sales data, personnel information, privileged information, or other information used by or concerning ConAgra, where such information is not publicly available, or has been treated as confidential.

You agree that from this time forward, you will not, either directly or indirectly, disclose, or use for the benefit of any person, firm, corporation or other business organization or yourself, any “Confidential Information” related to ConAgra or its affiliates. Except as provided in Sections 5.h. and 5.i., you agree that you have and will keep the terms and amount of this Letter Agreement completely confidential, except as required by applicable law, and that you have not, nor will you hereafter disclose any information concerning this Letter Agreement to any person other than your present attorneys, accountants, tax advisors, or immediate family, and only if those persons agree to abide by the provisions of the paragraph.

7.	Return of ConAgra Property:

You agree to return to ConAgra on your Termination Date, all company files, records, documents, reports, computers, cellular telephones and other business equipment, credit cards, keys, and other physical, personal or electronically-stored property of ConAgra in your possession or control, and further agree that you will not keep, transfer or use any copies or excerpts of the foregoing items without the approval of ConAgra.

8.	Release of ConAgra:

In exchange for the benefits provided to you by ConAgra, and except for ConAgra’s obligations hereunder, you hereby release ConAgra, and each of its agents, directors, officers, employees, representatives, attorneys, affiliates, and its and their predecessors, successors, heirs, executors, administrators and assigns, and all persons acting by, through, or under or in concert with any of them (collectively “Releasees”), or any of them, of and from any and all claims of any nature whatsoever, in law or equity, which you ever had, now have, or may have had relating to your employment, or termination of employment. This includes (i) all claims relating to salary, overtime, vacation pay, incentive bonus plans and/or severance pay, stock options, and any and all other fringe benefits, for which you were eligible during your employment; (ii) all claims under any employment agreement, change-in-control agreement, or other agreements between you and ConAgra, and/or its subsidiaries or affiliates; and (iii) all claims you may have against ConAgra or its employees under Title VII of the Civil Rights Act of 1964; the Employee Retirement Income Security Act of 1974 (“ERISA”); the Americans with Disabilities Act; the Age Discrimination in Employment Act; the Older Workers Benefit Protection Act; the Family and Medical Leave Act; or any other federal, state, or local law or regulation regarding your employment or termination of employment.

This release shall not preclude an action to enforce the specific terms of this Letter Agreement; to any claims based on acts or events after this Letter Agreement has become effective; to any unemployment or workers compensation benefits to which you may be entitled; nor to benefits in which you have become vested under ERISA.

You understand that you may take up to twenty-one (21) business days to decide whether to accept this Letter Agreement. You may also consult with your personal attorney before signing. If I do not receive an executed Letter Agreement from you within twenty-one (21) days, any offers made by ConAgra in this Letter Agreement are withdrawn. If you do decide to sign this Letter Agreement, you have up to seven (7) days after signing (the “Revocation Period”) to change your mind. To revoke this Letter Agreement, please write to Owen C. Johnson, Executive Vice President and Chief Administrative Officer, within the Revocation Period. No severance payments under this Letter Agreement can be made until the expiration of the Revocation Period. Therefore, the timing of your signature may affect the time of your receipt of severance payments. This Letter Agreement shall become effective upon expiration of the Revocation Period (the “Effective Date”).

You agree to execute another release on the Termination Date, as reasonably requested by ConAgra, which shall be the same as to the above release.

9.	Code §409A Implications:

Since you are a “specified employee” as defined in Code §409A(a)(2)(B)(i), the payment of, or commencement of the payment of, certain benefits will be delayed for six (6) months. Any delayed payments will be made to you as soon as practicable after the expiration of six (6) months following your Termination Date. The parties acknowledge that the requirements of Code §409A are still being developed and interpreted by government agencies, that certain issues under Code §409A remain unclear at this time, and the parties hereto have made a good faith effort to comply with the current guidance under Code §409A. If the payment of any amounts to you as set forth herein is likely to result in negative tax consequences under Code §409A, the parties agree to use their reasonable best efforts to amend the Letter Agreement, or otherwise provide comparable benefits to you that satisfy Code §409A requirements; provided, however, such payment shall not include any tax gross-up and shall not result in a significant economic cost to ConAgra.

10.	Set-Off:

In the event that ConAgra has a reasonable basis to believe you have breached the terms of this Letter Agreement, ConAgra may, in addition to any other rights and remedies, offset any claims against you from any current or future sums, stock options, or rights, which may be due you or in which you may claim an interest. If there is a reasonable possibility the breach can be cured, you will be given thirty (30) days advance noticed and an opportunity to cure any breach prior to a set-off.

11.	Indemnity:

ConAgra will continue to fully indemnify you as permitted by Delaware law and the By-Laws of ConAgra.

12.	Assumption by Buyer:

In the event of a buyer of all or substantially all of the stock, assets or business of ConAgra, ConAgra will provide the same level of security for, and take the same steps to provide for the assumption by buyer of, obligations hereunder as that provided for obligations under employment agreements with ConAgra’s senior officers. The foregoing notwithstanding, this Letter Agreement shall inure to the benefit of, and shall be binding upon ConAgra and you and our respective heirs, executors, personal representatives, successors, and assigns including, without limitation, any entity with which ConAgra may merge or consolidate, or to which all or substantially all of its assets may be transferred.

13.	Entire Agreement:

Except as specifically provided herein, this Letter Agreement constitutes the entire agreement with respect to the subject matter hereof, and supersedes all previous agreements and understandings, whether written or oral, between ConAgra and you.

14.	Governing Law:

This Letter Agreement shall be construed under and in accordance with the laws of the State of Nebraska.

If the above meets with your agreement, please sign and return one copy of this Letter Agreement to me. An executed copy will be returned to you.

Sincerely,

/s/ Owen C. Johnson

Owen C. Johnson

Executive Vice President and Chief Administrative Officer

ConAgra Foods, Inc.

ACCEPTANCE:

Frank S. Sklarsky

__/s/ Frank S. Sklarsky__________	__July 14, 2006_____________
Signature	Date